Exhibit 3.123

CERTIFICATE OF INCORPORATION

OF

OHI HEALTHCARE PROPERTIES HOLDCO, INC.

1.          The name of the corporation is OHI Healthcare Properties Holdco, Inc.

2.          The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, Zip Code 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3.          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

4.          The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000), all of which are $0.01 par value. All such shares are of one class and are shares of Common Stock.

5.          The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

Jared Seff	Bryan Cave LLP
14th Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488

6.          The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

7.          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.          The corporation shall, to the fullest extent permitted by the provisions of the DGCL, as may be amended and supplemented, indemnify its directors and officers from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the

DGCL. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this 22nd day of October 2014.

/s/ Jared Seff
Jared Seff
Sole Incorporator

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